                                                                    EXHIBIT 99.1


             ECHOSTAR AND HUGHES TERMINATE PROPOSED MERGER AGREEMENT

       ECHOSTAR PAYS HUGHES $600 MILLION; HUGHES TO KEEP PANAMSAT INTEREST

Littleton, Colo., and Detroit -- EchoStar Communications Corporation (NASDAQ:
DISH) and General Motors and its subsidiary, Hughes Electronics Corporation (NYSE: GM, GMH), today announced the companies have reached a settlement to terminate the proposed merger of Hughes and EchoStar, effective immediately.

Under terms of the settlement, EchoStar has paid to Hughes $600 million in cash, and Hughes will retain its 81 percent ownership position in PanAmSat (NASDAQ:
SPOT).

The companies reached this settlement because the proposed merger could not be completed within the time allowed by the merger agreement. This was due to action taken by the Department of Justice, 23 states, the District of Columbia and Puerto Rico to block the merger as well as the Federal Communications Commission's decision to send the merger application to a hearing.

"We are appreciative of all the support we received and the opportunity to present the merger proposal to regulators. Obviously, we are disappointed in the final outcome. However, EchoStar will continue to seek alternative, innovative ways to provide competition to the rapidly consolidating cable industry and to provide more choices for all consumers," said EchoStar Chairman and Chief Executive Officer Charles Ergen.

"We continue to believe that the proposed merger would have been a victory for consumers nationwide, and for our shareholders. We worked hard on it to get the required regulatory approval and are disappointed that we were not able to complete the merger," said Hughes President and Chief Executive Officer Jack A. Shaw. "However, since the merger couldn't be completed, we concluded that this settlement is the best alternative for Hughes and places us in the best position to move ahead with our business."

As a result of the merger termination, EchoStar will take an approximate $700 million write off in the fourth quarter for the merger breakup fee and other related merger expenses.

EchoStar Communications Corporation and its DISH Network satellite TV system provide over 500 channels of digital video and CD-quality audio programming as well as advanced satellite TV receiver hardware and installation nationwide. EchoStar is included in the Nasdaq-100 Index (NDX) which contains the largest non-financial companies on the Nasdaq Stock Market. Visit EchoStar's Investor Relations website at www.echostar.com. DISH Network currently serves 8 million customers in the United States. DISH Network is located on the Internet at www.dishnetwork.com.

HUGHES, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

General Motors (NYSE: GM), the world's largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide, and has been the global automotive sales leader since 1931. GM employs about 355,000 people around the world. More GM information can be found at www.gm.com.

                                       ###

CONTACTS:
MARC LUMPKIN, ECHOSTAR, 303-723-2020
TONI SIMONETTI, GM, 212-418-6380
GEORGE JAMISON, HUGHES, 310-662-9986